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Pricing Supplement dated December 18, 2002		   	 Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			     File No. 333-84692
Prospectus Supplement dated April 4, 2002)

			TOYOTA MOTOR CREDIT CORPORATION
			Medium-Term Note - Floating Rate
________________________________________________________________________________
Principal Amount: $150,000,000		  Trade Date: December 18, 2002
Issue Price: See "Plan of Distribution"	  Original Issue Date: December 23, 2002
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer: $149,881,500
Terms of the Notes -- Interest"		  Principal's Discount
Interest Payment Period: Quarterly	    or Commission: 0.079%
Stated Maturity Date: December 23, 2004
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	      [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note		     (Fixed Rate Commencement
          (Fixed Interest Rate): 		      Date):
  [ ]  Other Floating Rate Note			     (Fixed Interest Rate):
  (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
    [ ]  Eleventh District Cost of Funds Rate	[X]  Federal Funds Rate
    [ ]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
      If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                    [ ]  Telerate Page: 3750

  Initial Interest Reset Date: December 24, 2002  Spread (+/-): +0.135%
  Interest Rate Reset Period: Daily		  Spread Multiplier:  N/A
  Interest Reset Dates: Each Business Day	  Maximum Interest Rate: N/A
  Interest Payment Dates: the 23rd of each	  Minimum Interest Rate:  N/A
 	  March, June, September and December, 	  Index Maturity: N/A/
	  Commencing March 23, 2003		  Index Currency:  N/A

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from December 23, 2002 to December 23, 2004
  [ ]  Other (see attached)

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage: N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %

Currency:
    Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


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			___________________________
			Morgan Stanley & Co. Incorporated

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		ADDITIONAL TERMS OF THE NOTES

Interest

  The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on December 20, 2002, plus 0.135%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.135%.

Plan of Distribution

  Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.921% of their principal amount. Morgan Stanley may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Morgan Stanley.

Under the terms and conditions of the Agreement, Morgan Stanley is committed to take and pay for all of the Notes offered hereby if any are taken.